Exhibit 99.1

IMMEDIATE RELEASE
July 27, 2011

QUAINT OAK BANCORP, INC. ANNOUNCES SECOND QUARTER EARNINGS

Southampton, PA – Quaint Oak Bancorp, Inc. (the “Company”) (OTCBB: QNTO), the holding company for Quaint Oak Bank (the “Bank”), announced today that net income for the quarter ended June 30, 2011 was $117,000, or $0.12 per basic and diluted share, compared to $139,000, or $0.13 per basic and diluted share for the same period in 2010. Net income for the six months ended June 30, 2011 was $274,000, or $0.28 per basic and diluted share compared to $292,000, or $0.27 per basic and diluted share for the same period in 2010.

Robert T. Strong, President and Chief Executive Officer stated, “During the first half of the year, the Company continued to face challenges in the local real estate market but succeeded in maintaining loan production at levels consistent with the prior year.  We have continued to meet the challenges with additional lending staff and other operational initiatives that we trust will be beneficial to the Company going forward.”

Mr. Strong continued, “We are pleased to report that our capital increased over $300,000 at June 30, 2011, compared to December 31, 2010, and we increased our quarterly dividend, all of which reflects our business strategy of long term profitability, the continued payment of dividends and commitment to building shareholder value.”

Net income amounted to $117,000 for the three months ended June 30, 2011, a decrease of $22,000, or 15.8%, compared to net income of $139,000 for three months ended June 30, 2010.  The decrease in net income on a comparative quarterly basis was primarily the result of an increase in non-interest expense of $113,000, offset by increases in net interest income of $54,000 and non-interest income of $26,000, and a decrease in the provision for income taxes of $12,000.

The $54,000, or 6.4% increase in net interest income for the three months ended June 30, 2011 over the comparable period in 2010 was driven by a $52,000, or 3.9% increase in interest income and a $2,000, or 0.4% decrease in interest expense. The average interest rate spread increased from 3.24% for the three months ended June 30, 2010, to 3.36% for the same period in 2011, while the net interest margin decreased slightly from 3.59% for the three months ended June 30, 2010, to 3.57% for same period in 2011.

The $26,000, or 34.2% increase in non-interest income for the three months ended June 30, 2011 over the comparable period in 2010 was primarily attributable to an increase in fee income generated by Quaint Oak Bank’s mortgage banking, title abstract and real estate sales subsidiaries.

The $113,000, or 17.2% increase in non-interest expense for the three months ended June 30, 2011 compared to the same period in 2010 was primarily attributable to a $100,000 increase in salaries and employee benefits expense, a $20,000 increase in expenses related to other real estate owned, an $18,000 increase in occupancy and equipment expense, and a $3,000 increase in directors’ fees and expenses.  Offsetting these increases was a $15,000 decrease in professional fees, and a $7,000 decrease in advertising.  The increase in salaries and employee benefits expense on a quarter-over-quarter basis was primarily attributable to increased staff as the Company expanded its mortgage banking and lending operations and implemented employee health care benefits.

The $12,000, or 12.9% decrease in the provision for income taxes for the three months ended June 30, 2011 over the three month period ended June 30, 2010 was due primarily to the decrease in pre-tax income as our effective tax rate remained relatively consistent at 40.9% for the 2011 period compared to 40.1% for the comparable period in 2010.

For the six months ended June 30, 2011, net income amounted to $274,000 compared to $292,000 for the six months ended June 30, 2010.  The $18,000 decrease was primarily the result of a $182,000 increase in non-interest expense, offset by a $126,000 increase in net interest income, a $34,000 increase in non-interest income, and a $3,000 decrease in the provision for income taxes.

The $126,000, or 7.6% increase in net interest income for the six months ended June 30, 2011 over the comparable period in 2010 was driven by a $102,000, or 3.9% increase in interest income and a $24,000, or 2.5% decrease in interest expense. The average interest rate spread increased from 3.26% for the six months ended June 30, 2010, to 3.38% for the same period in 2011, while the net interest margin decreased slightly from 3.62% for the six months ended June 30, 2010, to 3.61% for same period in 2011.

As was the case for the quarter, the $34,000, or 23.1% increase in non-interest income for the six months ended June 30, 2011 over the comparable period in 2010 was primarily attributable to an increase in fee income generated by Quaint Oak Bank’s mortgage banking, title abstract and real estate sales subsidiaries.

The $182,000, or 14.4% increase in non-interest expense for the six months ended June 30, 2011 compared to the same period in 2010 was primarily attributable to a $164,000 increase in salaries and employee benefits expense, a $25,000 increase in expenses related to other real estate owned, a $17,000 increase in occupancy and equipment expense, a $9,000 increase in directors’ fees and expenses, and a $1,000 increase in FDIC deposit insurance assessment.  Offsetting these increases was a $28,000 decrease in professional fees, and a $6,000 decrease in advertising.  As was the case for the quarter, the increase in salaries and employee benefits expense was primarily attributable to increased staff as the Company expanded its mortgage banking and lending operations and implemented employee health care benefits.

The $3,000, or 1.6% decrease in the provision for income taxes for the six months ended June 30, 2011 over the six month period ended June 30, 2010 was due primarily to the decrease in pre-tax income as our effective tax rate remained relatively consistent at 40.7% for the 2011 period compared to 39.5% for the comparable period in 2010.

The Company’s total assets at June 30, 2011 were $106.1 million, an increase of $4.0 million, or 3.9%, from $102.1 million at December 31, 2010. This increase was primarily due to growth in cash and cash equivalents of $5.3 million, loans held for sale of $1.1 million, and investment securities available for sale of $97,000.  Offsetting these increases was a decrease in loans receivable, net of the allowance for loan losses, of $1.2 million, principal payments from mortgage-backed securities held to maturity of $807,000, and a decrease in investment in interest-earning time deposits of $526,000.  Asset growth for the six months ended June 30, 2011 was funded by a $4.9 million increase in deposits.

Total interest-bearing deposits increased $4.9 million, or 6.2%, to $84.6 million at June 30, 2011 from $79.7 million at December 31, 2010. This growth in deposits was attributable to increases in certificates of deposit and eSavings accounts of $4.5 million and $758,000, respectively.  These increases were offset by a decrease of $254,000 in statement savings accounts and $107,000 in passbook savings accounts. The increase in certificates of deposit was primarily due to the competitive interest rates offered by the Bank and investors continuing to seek the safety of insured bank deposits.

Total stockholders’ equity increased $314,000 to $15.5 million at June 30, 2011 from $15.2 million at December 31, 2010. Contributing to the increase was net income for the six months ended June 30, 2011 of $274,000, amortization of stock awards and options under our stock compensation plans of $60,000, common stock earned by participants in the employee stock ownership plan of $35,000, and a decrease in accumulated other comprehensive loss of $13,000.  These increases were offset by dividends paid of $65,000 and the purchase of 310 shares of the Company’s stock as part of the Company’s stock repurchase program for an aggregate purchase price of $3,000.

Non-performing loans amounted to $2.1 million, or 2.85% of net loans receivable at June 30, 2011, consisting of twenty-three loans, fourteen of which are on non-accrual status and nine of which are 90 days or more past due and accruing interest. Comparably, non-performing loans amounted to $1.5 million, or 2.02% of net loans receivable at December 31, 2010, consisting of thirteen loans, seven of which were on non-accrual status and six of which were 90 days or more past due and accruing interest.  The non-performing loans at June 30, 2011 include ten one-to-four family non-owner occupied residential loans, six home equity loans, six one-to-four family owner occupied residential loans, and one multi-family residential loan, and all are generally well-collateralized or adequately reserved for. Management does not anticipate any significant losses on these loans. During the quarter ended June 30, 2011, three loans were placed on non-accrual status resulting in the reversal of $5,000 of previously accrued interest income. Also during the quarter, one loan previously on non-accrual status was transferred to other real estate owned. Not included in non-performing loans are performing troubled debt restructurings which totaled $610,000 at June 30, 2011 compared to $430,000 at December 31, 2010. The allowance for loan losses as a percent of total loans receivable was 1.02% at June 30, 2011 and 1.15% at December 31, 2010.

Other real estate owned amounted to $1.2 million at June 30, 2011, consisting of six properties, none of which had a carrying value greater than $375,000. This compares to five properties totaling $1.2 million at December 31, 2010 and seven properties at March 31, 2011.  Non-performing assets amounted to $3.3 million, or 3.10% of total assets at June 30, 2011 compared to $2.7 million, or 2.64% of total assets at December 31, 2010 and $3.8 million, or 3.69% at March 31, 2011.  During the quarter ended June 30, 2011, one one-to-four family owner occupied residential loan with an outstanding loan balance of $468,000 previously classified as non-accrual, was transferred into other real estate owned at a fair value of approximately $375,000.  In conjunction with this transfer, $93,000 of the outstanding loan balance was charged-off through the allowance for loan losses.  Also during the quarter, the Company sold two other real estate owned properties and realized gains on each transaction which totaled $63,000.  The Company financed the purchase of both properties.  As of June 30, 2011, the gains were deferred. The Company also anticipates loan closings on two additional other real estate owned properties currently under agreement of sale sometime in the early part of the third quarter.  A minimal loss is expected on these two transactions.

Quaint Oak Bancorp, Inc. is the holding company for Quaint Oak Bank. Quaint Oak Bank is a Pennsylvania-chartered stock savings bank headquartered in Southampton, Pennsylvania and conducts business through its two banking offices located in Bucks County and Lehigh County, Pennsylvania.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

QUAINT OAK BANCORP, INC.
Consolidated Balance Sheets
(In Thousands)

	At June 30, 2011	At December 31, 2010
Assets	(Unaudited)	(Unaudited)
Cash and cash equivalents	$13,932	$8,650
Investment in interest-earning time deposits	5,475	6,001
Investment securities available for sale at fair value (cost-2011 $3,368; 2010; $3,290)	3,368	3,271
Mortgage-backed securities held to maturity (fair value-2011 $5,013; 2010; $5,810)	4,599	5,406
Loans held for sale	1,139	-
Loans receivable, net of allowance for loan losses (2011: $759; 2010: $871)	73,465	74,710
Accrued interest receivable	454	423
Investment in Federal Home Loan Bank stock, at cost	683	757
Premises and equipment, net	1,116	1,073
Other real estate owned, net	1,191	1,191
Prepaid expenses and other assets	689	619
Total Assets	$106,111	$102,101

Liabilities and Stockholders’ Equity
Liabilities
Deposits, interest-bearing	$84,607	$79,691
Federal Home Loan Bank advances and other borrowings	5,012	6,023
Accrued interest payable	96	107
Advances from borrowers for taxes and insurance	663	746
Accrued expenses and other liabilities	228	343
Total Liabilities	90,606	86,910

Stockholders’ Equity	15,505	15,191
Total Liabilities and Stockholders’ Equity	$106,111	$102,101

QUAINT OAK BANCORP, INC.
Consolidated Statements of Income
(In Thousands, except share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)
Interest Income	$1,378	$1,326	$2,735	$2,633
Interest Expense	482	484	948	972
Net Interest Income	896	842	1,787	1,661
Provision for Loan Losses	29	28	56	57
Net Interest Income after Provision for Loan Losses	867	814	1,731	1,604
Non-Interest Income	102	76	181	147
Non-Interest Expense	771	658	1,450	1,268
Income before Income Taxes	198	232	462	483
Income Taxes	81	93	188	191
Net Income	$117	$139	$274	$292

Per Common Share Data:	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Earnings per share - basic	$0.12	$0.13	$0.28	$0.27
Average shares outstanding - basic	974,110	1,042,956	971,029	1,083,942
Earnings per share - diluted	$0.12	$0.13	$0.28	$0.27
Average shares outstanding - diluted	979,067	1,047,902	977,375	1,089,524

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Selected Operating Ratios:	(Unaudited)		(Unaudited)
Average yield on interest-earning assets	5.50%	5.65%	5.52%	5.74%
Average rate on interest-bearing liabilities	2.14%	2.41%	2.14%	2.48%
Average interest rate spread	3.36%	3.24%	3.38%	3.26%
Net interest margin	3.57%	3.59%	3.61%	3.62%
Average interest-earning assets to average interest-bearing liabilities	114.42%	116.82%	112.06%	116.76%
Efficiency ratio	77.25%	71.68%	73.68%	70.13%

Asset Quality Ratios (1):
Non-performing loans as a percent of total loans receivable, net	2.85%	3.27%	2.85%	3.27%
Non-performing assets as a percent of total assets	3.10%	3.39%	3.10%	3.39%
Allowance for loan losses as a percent of non-performing loans	36.20%	36.21%	36.20%	36.21%
Allowance for loan losses as a percent of total loans receivable	1.02%	1.17%	1.02%	1.17%

_______________________
(1) Asset quality ratios are end of period ratios.

Contact:
Quaint Oak Bancorp, Inc. Robert T. Strong, President and Chief Executive Officer (215) 364-4059